Exhibit 99.2

[Yak Logo]

YAK Communications Canada Inc. Successfully Completes Acquisition Of Contour

Telecom Inc. And Argos Telecom Inc. From Allstream Inc.

TORONTO—(BUSINESS WIRE)—July 7, 2003—YAK Communications (Canada) Inc., a wholly-owned subsidiary of YAK Communications (USA), Inc. (NASDAQ:YAKC - News), a provider of international long distance discount services to residential and business customers, today announced it has completed the acquisition of Contour Telecom Inc. (www.contour.ca) and Argos Telecom Inc. (www.argos.ca) from Allstream Inc., formerly AT&T Canada Inc. (NASDAQ:ALLSA - News, ALLSB - News).

“With this transaction, we expect in one swoop to increase our annual gross revenues by 60 per cent from a current run rate of $55 million a year to $85 million a year,” said Charles Zwebner, YAK President and CEO.

Under the terms of the transaction, YAK paid Allstream $4.5 million for goodwill and $1.5 million for working capital, all payable in cash. In addition, Allstream received $1.5 million from Contour directly.

All $ amounts are in US currency.

Contour Telecom Inc. is a provider of telecom management services and a reseller of telecommunications services to medium-and-large enterprise customers including FedEx, Travelex, G.E. Capital, Thomas Cook and Hoffman La-Roche.

Argos Telecom Inc. is a reseller of telecom services to approximately 3,800 small and medium-sized enterprises (SMEs) whose product offerings include local lines, long distance, flat rate extended areas service (EAS), toll free, dial-up and high-speed internet, data services, teleconferencing, calling cards and wireless resale services.

“We are excited about the future prospects,” added Zwebner. “We expect to be able to grow our product and customer base and also start executing our medium-to-longer term strategies to provide ‘next generation’ technology to the SME market and become a ‘broadband telephony’ supplier. We are also encouraged by the professional management team and employee base coming aboard to join our current high-spirited YAK team.”

About YAK Communications Inc.:

YAK Communications (USA), Inc. (the “Company”) (NASDAQ: YAKC—News) was incorporated in December 1998 in Florida with the objective of providing international long distance discount services to both business and residential customers. The Company specializes in offering these services to consumers by way of a dial-around (known as “10-10”). The Company is a facilities based reseller, which utilizes its own switching systems.

For more information about YAK Communications, please visit www.yak.com.

Note for YAK Communications (USA) Inc. Investors:

Statements contained in this News Release not strictly historical are forward-looking within the meaning of the safe harbor clause of the Private Securities Litigation Reform Act of 1995. The Company makes these statements based on information available to it as of the date of this News Release and assumes no responsibility to update or revise such forward-looking statements.

Editors and investors are cautioned that forward-looking statements invoke risk and uncertainties that may cause the Company’s actual results to differ materially from such forward-looking statements.

These risks and uncertainties include, without limitation, the Company’s success in integrating the operations of its newly-acquired businesses, demand for its services, competition from larger and/or more experienced telecommunications providers, its ability to continue to develop its markets, general economic conditions, changes in government regulation, and other factors that may be more fully described in the Company’s literature and periodic filings with the Securities and Exchange Commission.

Contact:

Yak Communications (Canada) Inc.

The Communications Group Inc.

David Eisenstadt, 800/267-4476 Ext. 36

deisenstadt@tcgpr.com

or

Yak Communications (USA) Inc.

Investor Contact:

Larry Turel, 954/938-8391

larry@yak.com

or

Allstream

May Chong, 416/345-2342

may.chong@allstream.com